                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             RADIANT SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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----------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 May 12, 2000


Dear Shareholder:

         This year's Annual Meeting of Shareholders of Radiant Systems, Inc. will be held on June 15, 2000, at 10:00 a.m., local time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309. You are cordially invited to attend.

         The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

         A copy of the Company's 1999 Annual Report is also enclosed for your information. It includes the Company's audited financial statement for the year ended December 31, 1999, as well as information on the Company's operations, markets and products and services.

         We look forward to seeing you at the Annual Meeting.

                                           Very truly yours,




                                           Erez Goren
                                           Co-Chairman of the Board and
                                           Chief Executive Officer

                             RADIANT SYSTEMS, INC.
                            3925 Brookside Parkway
                           Alpharetta, Georgia 30022


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 15, 2000


         The annual meeting of shareholders of Radiant Systems, Inc. (the "Company") will be held on June 15, 2000 at 10:00 a.m., at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, for the following purposes:

         (1) To elect two (2) directors to the Board of Directors, to serve for a term of three years and until their successors are elected and qualified; and

         (2) To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of capital stock from 35,000,000 to 105,000,000 and common stock from 30,000,000 to 100,000,000;

         (3) To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares available for grant thereunder from 9,000,000 to 13,000,000 shares; and

         (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 27, 2000 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                      By Order of the Board of Directors,



                                      EREZ GOREN
                                      Co-Chairman of the Board and
                                      Chief Executive Officer



Alpharetta, Georgia
May 12, 2000

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                             RADIANT SYSTEMS, INC.
                            3925 Brookside Parkway
                           Alpharetta, Georgia 30022


                        ANNUAL MEETING OF SHAREHOLDERS
                                 June 15, 2000


                            -----------------------

                                PROXY STATEMENT

                            -----------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Radiant Systems, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on June 15, 2000, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about May 12, 2000. The address of the principal executive offices of the Company is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

         The Board has designated Erez Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of common stock, no par value per share (the "Common Stock") solicited on its behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below, for adoption of the increase in the number of authorized shares of Common Stock and for the proposal to amend the 1995 Stock Option Plan. Abstentions and broker non-votes will not be counted as votes either in favor of or against the proposal to increase the number of authorized shares of Common Stock or the proposal to amend the 1995 Stock Option Plan.

         The record of shareholders entitled to vote at the annual meeting was taken on April 27, 2000. On that date the Company had outstanding and entitled to vote 27,358,686 shares of Common Stock, with each share of Common Stock entitled to one vote. A majority of the outstanding shares of Common Stock will constitutes a quorum for the transaction of business at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 1, 2000 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group. All share numbers provided below reflect the Company's three-for-two stock split which was effected on April 3, 2000.

                                                           Shares
    Name of                                             Beneficially     Percent
Beneficial Owner                                          Owned (1)     of Class
----------------                                          ----------    --------
Erez Goren(2)......................................        4,882,500     17.8%
Alon Goren(2)......................................        4,822,500     17.8
John H. Heyman.....................................       468,645(3)      1.7
Andrew S. Heyman...................................       103,102(4)      *
Carlyle M. Taylor..................................       113,548(5)      *
James S. Balloun...................................        67,500(6)      *
Evan O. Grossman...................................        18,750(7)      *
Warburg Pincus Asset Management, Inc...............     2,750,250(8)     10.1
Massachusetts Financial Services Company...........     1,359,859(9)      5.0
First Union Corporation............................      486,660(10)      1.8
All directors and executive officers
  as a group (7 persons)...........................   10,536,545(11)     38.4

-----------------------

*        Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of May 1, 2000. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) The business address of Erez Goren and Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

(3) Includes 6,985 shares of Common Stock subject to stock options that are currently exercisable.

(4) Includes 31,500 shares of Common Stock subject to stock options that are currently exercisable.

(5) Includes 9,375 shares of Common Stock subject to stock options that are currently exercisable.

(6) Includes 30,000 shares of Common Stock subject to stock options that are currently exercisable.

(7) Includes 10,000 shares of Common Stock subject to stock options that are currently exercisable.

(8) Based on a Schedule 13G/A filed with the Commission on July 7, 1999 by Warburg Pincus Asset Management, Inc. ("Warburg Pincus"). Includes (i) 1,490,850 shares with respect to which Warburg Pincus has the sole power to vote, (ii) 1,214,400 shares with respect to which Warburg Pincus has shared power to vote, and (iii) 2,750,250 shares with respect to which Warburg Pincus has sole power to dispose. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Warburg Pincus is 466 Lexington Avenue, New York, New York 10017.

(9) Based upon a Schedule 13G filed with the Commission on February 11, 2000 by Massachusetts Financial Services Company ("MFS"). Includes 1,359,859 shares with respect to which MFS has the sole power to vote or dispose. The Company makes no representation as to the accuracy or completeness of the information reported. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.

(10) Based on a Schedule 13G/A filed with the Commission on February 15, 2000 by First Union Corporation ("First Union"). Includes (i) 485,550 shares with respect to which First Union has the sole power to vote and
         (ii) 486,660 shares with respect to which First Union has sole power to dispose. The Company makes no representation as to the accuracy or completeness of the information reported. The address of First Union is One First Union Center, 301 South College Street, Charlotte, North Carolina 28288-0137.

(11) Includes 87,860 shares of Common Stock subject to stock options that are currently exercisable.

                                AGENDA ITEM ONE
                             ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of five (5) directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The Board consists of two Class I directors, Erez Goren and Alon Goren, whose terms will expire at the 2000 Annual Meeting of Shareholders, two Class II directors, John H. Heyman and James S. Balloun, whose terms will expire at the 2001 Annual Meeting of Shareholders, and one Class III director, Evan O. Grossman, whose term will expire at the 2002 Annual Meeting of Shareholders. The Board of Directors has nominated Erez Goren and Alon Green for election as Class I directors of the Company. The Board of Directors recommends that you vote "for" the election of these nominees.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the two nominees standing for election. Because the nominees will be elected by plurality vote, votes with help from any one or more nominees will not have any affect on the outcome of the election of directors. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class I directors to succeed themselves for a term of three years, expiring at the 2003 Annual Meeting of Shareholders, and until their successors are elected and qualified:

         Erez Goren, age 36, has served as Co-Chairman of the Board and Chief Executive Officer of the Company since its inception in 1985 and as its President from 1985 to October 1996. Mr. Goren attended State University of New York at Stony Brook prior to devoting his full time and energy to the Company. He is the brother of Alon Goren.

         Alon Goren, age 35, has served as Co-Chairman of the Board and Chief Technology Officer of the Company since its inception in 1985. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute. He is the brother of Erez Goren.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the annual meeting of shareholders.

         Class II Directors, serving for a term expiring at the 2001 Annual Meeting of Shareholders:

         James S. Balloun, age 61, has served as Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified service and manufacturing company, since February 1996, and as its President since October 1996. He was previously affiliated with the management consulting firm of McKinsey & Company, Inc., which he served as a Director from June 1976 until January 1996. Mr. Balloun has been a director of the Company since April 1997. Mr. Balloun is a director of Georgia Pacific Corporation and Wachovia Corporation.

         John H. Heyman, age 39, has served as Executive Vice President and Chief Financial Officer of the Company since September 1995 and as a director of the Company since June 1996. Mr. Heyman also serves as President - Radiant Ventures. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President, Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman has an M.B.A. from Harvard Business School and a B.B.A. degree in Accounting from the University of Georgia. He is the brother of Andrew S. Heyman, the Company's Executive Vice President and President - Radiant Systems Division.

         Class III Director, serving for a term expiring at the 2002 Annual Meeting of Shareholders:

         Evan O. Grossman, age 35, has served as Senior Vice President of Hook Media, Inc., an interactive media consulting firm since March 1999. From November 1997 to March 1999, Mr. Grossman served as President of Willow Associates, a strategic consulting and research firm. Mr. Grossman served as President and Chief Operating Officer of Share Group, Inc., a teleservices company, from August 1993 to November 1997. Mr. Grossman was previously affiliated with the management consulting firm of McKinsey & Company, Inc. from October 1990 to July 1993. Mr. Grossman has been a director of the Company since May 1997.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1999, its officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Controller of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.


                      MEETINGS OF THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

         The Board of Directors held three meetings and acted by unanimous written consent three times during the year ended December 31, 1999. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company's Board of Directors has three standing committees - the Audit Committee, the Compensation Committee and the Stock Option Committee.

         The Audit Committee presently consists of James S. Balloun and Evan O. Grossman. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. The Audit Committee held two meetings during 1999.

         The Compensation Committee presently consists of Erez Goren, James S. Balloun and Evan O. Grossman. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee met twice during 1999.

         The Stock Option Committee presently consists of James S. Balloun and Evan O. Grossman. The Stock Option Committee has been assigned the functions of administering the Company's stock option plans and granting options thereunder. The Stock Option Committee held 12 meetings during 1999.

         The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors. Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder's intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh (7th) calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date ninety (90) days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                              EXECUTIVE OFFICERS

         The executive officers of the Company are as follows:

         Name                    Age   Position Held
         ----                    ---   -------------

         Erez Goren              36    Co-Chairman of the Board and Chief
                                       Executive Officer

         Alon Goren              35    Co-Chairman of the Board and Chief
                                       Technology Officer

         John H. Heyman          39    Executive Vice President and Chief
                                       Financial Officer; President - Radiant
                                       Ventures

         Andrew S. Heyman        36    Executive Vice President; President -
                                       Radiant Systems Division

         Carlyle M. Taylor       46    Executive Vice President; President -
                                       Radiant Computer Products Division

         Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Erez Goren, Alon Goren, and John H. Heyman.

         Andrew S. Heyman has served as Executive Vice President of the Company since April 1998 and as Vice President - Convenience Store Division and Managing Director of the Radiant Solutions Group of the Company from January 1996 to April 1998. Mr. Heyman served as a senior manager with Andersen Consulting from 1987 to December 1995. He holds a M.S. degree in Computer Information Systems from Georgia State University and a B.B.A. in Finance from the University of Georgia. He is the brother of John H. Heyman.

         Carlyle M. Taylor has served as Executive Vice President of the Company since April 1998 and as Vice President - Integration and Support of the Company from September 1995 to April 1998. Mr. Taylor served in various capacities with NCR Corporation (formerly AT&T Global Information Solutions) in the retail information systems area from 1978 to September 1995, including most recently as Assistant Vice President of the scanner business unit. Mr. Taylor received a B.S. degree in Mathematics from North Carolina Wesleyan College.

                             EXECUTIVE COMPENSATION

         The following table presents certain information for the fiscal years ended December 31, 1999, 1998 and 1997 concerning compensation earned for services rendered in all capacities by the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1999 (the "Named Executive Officers").

                          Summary Compensation Table

                                                                            Long Term
                                                                           Compensation
                                                                              Awards
                                                                           ------------
                                                                            Securities
                   Name and                        Annual Compensation      Underlying
                                                   -------------------
              Principal Position           Year   Salary($)     Bonus($)     Options
              ------------------           ----   ---------     --------     -------
Erez Goren..............................   1999   $ 119,884    $  75,000        --
   Co-Chairman and Chief Executive         1998      90,000           --        --
   Officer                                 1997      92,769           --        --

Alon Goren..............................   1999   $ 119,900   $   75,000        --
   Co-Chairman and Chief Technology        1998      90,000           --        --
   Officer                                 1997      92,769           --        --

John H. Heyman..........................   1999   $ 122,525     $ 75,000      97,499
   Executive Vice President and Chief      1998      99,950           --        --
   Financial Officer                       1997     103,026       50,000        --

Andrew S. Heyman........................   1999   $ 122,538     $ 75,000     185,999
   Executive Vice President                1998     100,000       13,990      54,000
                                           1997      81,462       35,559      15,000

Carlyle M. Taylor.......................   1999   $ 124,871     $ 75,000      97,498
   Executive Vice President                1998     100,000        8,000        --
                                           1997      82,462       28,000        --

Directors' Fees

         The Company's present policy is not to pay any cash compensation to its directors. Each non-employee director of the Company receives an automatic grant of options to purchase 5,000 shares of Common Stock on the last business day of each fiscal year of the Company. Each non-employee director of the Company is also reimbursed for travel and other expenses incurred in connection with the performance of their duties.

         In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors is currently comprised of Erez Goren, James S. Balloun and Evan O. Grossman. With the exception of Erez Goren, who serves as Co- Chairman of the Board and Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1999. There were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1999.

Agreements with Employees

         All employees of the Company, including executive officers, are required to sign a confidentiality and noncompete agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period ranging from six months to two years thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

401(k) Profit Sharing Plan

         The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees of the Company who have completed six months of service and have attained age 21 are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 1.0% and a maximum of 15.0% of their salary on a pre-tax basis (up to $9,500 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. To date, no contributions have been made by the Company to the 401(k) Plan. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

Stock Option Plans

         1995 Stock Option Plan. On December 20, 1995, the Company's directors and shareholders adopted the 1995 Stock Option Plan (the "Plan") for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company's Board of Directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non- qualified stock options to purchase up to 9,000,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan. In April 2000, the Plan was amended by the Board of Directors, subject to shareholder approval at the Annual Meeting, to increase the number of shares of Common Stock reserved for issuance under the Plan to 13,000,000 shares. See "Agenda Item Three."

         The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Incentive stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options granted under the Plan typically vest over a period of four to five years. As of April 27, 2000, options to purchase 4,467,742 shares of Common Stock were outstanding pursuant to the Plan. In addition, non-qualified options to purchase 82,500 shares of Common Stock have been granted by the Company outside of the Plan and remain outstanding.

         Directors Plan. The Company's directors and shareholders have adopted the Non-Management Directors' Stock Option Plan (the "Directors Plan"). The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Common Stock by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company ("Outside Directors"). A maximum of 150,000 shares of Common Stock has been reserved by the Company for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each Outside Director is granted an option to purchase 15,000 shares of Common Stock upon joining the Board of Directors of the Company. Thereafter, each person who is an Outside Director as of the last business day of each fiscal year during the term of the Directors Plan shall receive an option to purchase 5,000 shares of Common Stock as of such date.

         The following table provides certain information concerning individual grants of stock options under the Company's 1995 Stock Option Plan made during the year ended December 31, 1999 to the Named Executive Officers:

                             Option Grants in Last Fiscal Year

                                    Individual Grants
                        -------------------------------------------
                                % of Total                           Potential Realizable Value at
                                  Options     Exercise               Assumed Annual Rates of Stock
                                 Granted to   or Base                    Price Appreciation for
                       Options  Employees in   Price                         Option Term(1)
                       Granted     Fiscal      ($ Per    Expiration          --------------
Name                     (#)        Year       Share)       Date            5%            10%
----                    -----       -----      ------       -----          ----          -----
Erez Goren..........     --          --          --           --            --             --
Alon Goren..........     --          --          --           --            --             --
John H. Heyman......    97,499      4.5%        (2)          (2)       $1,029,266     $2,608,362
Andrew S. Heyman....   185,999      8.6%        (3)          (3)       $1,283,838     $3,253,499
Carlyle M. Taylor...    97,498      4.5%        (4)          (4)       $1,033,365     $2,618,750

-----------------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2) Options for 15,000 shares at an exercise price of $7.29 per share and expiring on April 15, 2009 vest in increments of 3,750 shares per year, commencing on April 15, 2000 and on each April 15th thereafter until fully vested. Options for 22,500 shares at an exercise price of $7.00 per share and expiring on June 15, 2009 vest as to 3,236 shares on June 15, 2000, 8,014 shares on June 15, 2001, and 5,625 shares on each of June 15, 2002 and 2003. Options for 3,637 shares at an exercise price of $22.83 per share and expiring on December 15, 2009 vest as to 725 shares on December 15, 2001 and 1,456 shares on each of December 15, 2002 and 2003. Options for 56,362 shares at an exercise price of $22.83 per share and expiring on December 15, 2009 vest as to 15,000 shares on December 15, 2000, 14,276 shares on December 15, 2001 and 13,543 shares on each of December 15, 2002 and 2003.

(3) Options for 9,331 shares at an exercise price of $4.50 per share and expiring on January 15, 2009 vest as to 3,693 shares on January 15, 2002 and 5,638 shares on January 15, 2003. Options for 79,168 shares at an exercise price of $4.50 per share and expiring on January 15, 2009 vest as to 22,125 shares on each of January 15, 2000 and 2001, 18,432 shares on January 15, 2002 and 16,486 shares on January 15, 2003. Options for 37,500 shares at an exercise price of $7.29 per share and expiring on April 15, 2009 vest in increments of 9,375 shares on each of April 15, 2000, 2001, 2002 and 2003. Options for 60,000 shares at an exercise price of $22.83 per share and expiring on December 15, 2009 vest in increments of 15,000 shares on each of December 15, 2000, 2001, 2002 and 2003.

(4) Options for 32,695 shares at an exercise price of $7.29 per share and expiring on April 15, 2009 vest as to 4,571 shares on April 15, 2000, 9,375 shares on each of April 15, 2001 and 2002 and 9,374 shares on April 15, 2003. Options for 4,804 shares at an exercise price of $7.29 per share and expiring on April 15, 2009 vest on April 15, 2000. Options for 4,153 shares at an exercise price of $22.83 per share and expiring on December 15, 2009 vest as to 1,385 shares on December 15, 2001 and 1,384 shares on each of December 15, 2002 and 2003. Options for 55,846 shares at an exercise price of $22.83 per share and expiring on December 15, 2009 vest as to 15,000 shares on December 15, 2000, 13,616 shares on December 15, 2001 and 13,615 shares on each of December 15, 2002 and 2003.

    The following table provides certain information concerning options exercised during the year ended December 31, 1999 and the value of unexercised options held by the Named Executive Officers as of December 31, 1999.


                                                                               Value of Unexercised In-
                                                    Number of Unexercised        the-Money Options at
                           Shares                 Options at Fiscal Year End      Fiscal Year End(1)
                        Acquired on      Value    --------------------------   -------------------------
Name                    Exercise (#)  Realized($) Exercisable  Unexercisable   Exercisable Unexercisable
----                    ------------  ----------- -----------  -------------   ----------- -------------
Erez Goren.............     --            --           --           --             --            --
Alon Goren.............     --            --           --           --             --            --
John H. Heyman.........   322,500     1,277,100        3,750       93,749         73,125       902,247
Andrew S. Heyman.......    35,625       139,294       31,500      242,270        675,979     4,318,062
Carlyle M. Taylor......   100,000       366,000        9,375       88,123        182,813       786,014

----------
(1) Dollar values were calculated by determining the difference between the closing price of $26.79 per share of Common Stock, as reported by The Nasdaq Stock Market on December 31, 1999, and the exercise price of the options.

                             CERTAIN TRANSACTIONS

     In September 1998, the Company loaned $33,000 to Andrew S. Heyman, the Company's Executive Vice President - Global Solutions. An additional $148,750 was loaned to Mr. Heyman during the first quarter of 1999. As of April 15, 1999, an aggregate of $181,750 was owed by Mr. Heyman to the Company, which amount represents the largest aggregate amount of indebtedness outstanding since the beginning of 1998. These loans bear interest at an annual rate of 5 1/2% and are payable in certain specified increments beginning September 2001 with final payment due April 2002. These loans were made to Mr. Heyman to fund certain of his personal expenses.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors is responsible for:
(i) setting the Company's compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and
(iii) initiation of all compensation actions for the Chief Executive Officer of the Company.

       The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute a portion of their earnings to the Company's 401(k) Plan.

       The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

       The Compensation Committee is responsible for reviewing salary recommendations for the Company's executives and then approving such recommendations, with any modifications it deems appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the base salary of the Chief Executive Officer is determined based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and an assessment of his past performance and expected future performance in leading the Company.

       The amount of any annual bonus to be paid to executive officers is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as the executive's contribution to the Company's performance.

         Stock options represent a substantial portion of compensation for the Company's executive officers other than Erez Goren and Alon Goren. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

       The Compensation Committee will continually evaluate the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                                      Erez Goren
                                                      James S. Balloun
                                                      Evan O. Grossman

       Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

       Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Stock Index for the period commencing on February 12, 1997 (the date of the Company's initial public offering of Common Stock) and ending December 31, 1999 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on February 12, 1997. The change in cumulative total return is measured by dividing (1) the sum of (i) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (ii) the change in share price between the beginning and end of the Measuring Period, by (iii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             RADIANT SYSTEMS, INC., NASDAQ STOCK MARKET INDEX AND
                NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX





                                                                        NASDAQ
                                                                       Computer
                                                        NASDAQ         and Data
         Measurement Period          Radiant         Stock Market     Processing
       (Fiscal Year Covered)      Systems, Inc.          Index           S.I.
       ---------------------      -------------          -----        ----------
               2/12/97                 100                100             100

              12/31/97                 300                116             115

              12/31/98                  78                164             206

              12/31/99                 423                296             435





       ASSUMES $100 INVESTED ON FEBRUARY 12, 1997 IN RADIANT SYSTEMS, INC.
                   COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                 NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

                                 AGENDA ITEM TWO
        PROPOSAL TO AMEND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

       By unanimous written consent of the Board of Directors of the Company dated as of April26, 2000, the directors approved an amendment to Article II of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), to increase the number of authorized shares of capital stock of the Company from 35,000,000 to 105,000,000 and the Common Stock of the Company from 30,000,000 to 100,000,000 shares. In connection therewith, the following resolution will be introduced at the Annual Meeting:

       RESOLVED: That Article II of the Articles of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to increase the number of shares of capital stock of the Company from 35,000,000 to 105,000,000 and the number of shares of Common Stock of the Company from 30,000,000 to 100,000,000.

       The Board of Directors recommends that shareholders approve the proposed amendment to the Company's Articles of Incorporation because it considers the proposal to be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. The proposed increase in the number of shares of authorized capital stock and Common Stock will ensure that additional shares of Common Stock will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes.

       The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special shareholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

       Although the Company will require additional capital or other financing to fund its operations and continued growth, the Company does not have any immediate agreements, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposal to increase the number of authorized shares.

       On April 27, 2000, 27,358,686 shares of Common Stock were issued and outstanding and an aggregate of 4,550,242 shares of Common Stock were reserved for issuance under outstanding stock options and warrants.

       It should be noted that the availability of additional shares could render more difficult or discourage a takeover attempt. For example, additional shares of Common Stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best long-term and short-term interests of the Company, its shareholders and its other constituencies or could be issued to increase the aggregate number of outstanding shares of Common Stock and thereby dilute the interest of parties attempting to obtain control of the Company. In connection with any issuance of shares of Common Stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. The Board of Directors is presently unaware of any specific effort to accumulate the shares of Common Stock of the Company or obtain control of the Company.

       The approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required for the adoption of the proposed amendment to the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.


                               AGENDA ITEM THREE
                   PROPOSAL TO AMEND 1995 STOCK OPTION PLAN

General

       On December 20, 1995, the Board of Directors and Shareholders of the Company adopted a 1995 Stock Option Plan (the "1995 Plan") for employees who are contributing significantly to the business of the Company. The 1995 Plan currently provides for the grant of both incentive and non-qualified stock options to purchase up to 9,000,000 shares of Common Stock at the discretion of the Board of Directors of the Company or the committee administering the Plan. The purpose of the 1995 Plan is to encourage and enable eligible directors, officers and key employees of the Company and its subsidiaries to acquire proprietary interests in the Company and its subsidiaries through the ownership of common stock of the Company and to provide motivation for participating directors, officers and key employees to remain in the employ and give greater effort on behalf of the Company.

       As of April 27, 2000, options to purchase 4,467,742 shares of Common Stock were outstanding pursuant to the 1995 Plan.

         As of April 27, 2000, the Company had granted options to purchase shares of Common Stock pursuant to the 1995 Plan as follows: (i) each Named Executive Officer (Erez Goren: no shares; Alon Goren: no shares; John H. Heyman:
97,499 shares; Andrew S. Heyman: 273,770 shares; and Carlyle M. Taylor: 97,498 shares); (ii) all current executive officers as a group: 468,767 shares; (iii) all current directors who are not executive officers as a group: 82,500 shares;
(iv) each nominee for election as a director: (Erez Goren: no shares; and Alon
Goren: no shares); and (v) all employees, including all current officers who are not executive officers, as a group: 4,467,742 shares.

Description of Proposed Amendment

       On April 26, 2000, the 1995 Plan was amended by the Board of Directors, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance under the 1995 Plan to 13,000,000 shares. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the 1995 Plan. As of April 27, 2000, only 727,287 shares of Common Stock remained available for grant under the 1995 Plan.

       The Board of Directors recommends that shareholders vote "for" the proposed amendment. The affirmative vote of a majority of the shares of the Common Stock of the Company represented in person or by proxy at the Annual Meeting is necessary for the approval of the amendment to the 1995 Plan.

Description of 1995 Plan

       Effective Date. The effective date of the 1995 Plan is December 20, 1995. The 1995 Plan shall remain in effect until all shares subject to or which may become subject to the 1995 Plan shall have been purchased pursuant to options granted under the 1995 Plan, provided that options under the 1995 Plan must be granted within ten (10) years from the effective date.

       Shares Subject to the 1995 Plan. The shares of the Company's Common Stock available for issuance under the 1995 Plan may, at the election of the Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the 1995 Plan shall be 9,000,000 shares of Common Stock (13,000,000 shares if the amendment to the 1995 Plan is approved by the shareholders of the Company at the Annual Meeting). Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the 1995 Plan.

       In the event of a subdivision or combination of the Company's shares, the number of shares available under the 1995 Plan shall be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any option theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate price.

       Persons Eligible to Participate in the 1995 Plan. Under the 1995 Plan, options may be granted to any person or persons regularly employed by, or serving as a director, officer or consultant to, the Company or a subsidiary of the Company.

       Administration of the 1995 Plan. The 1995 Plan is administered by the Board of Directors or the Stock Option Committee comprised of no fewer than two
(2) members appointed by the Board of Directors of the Company from among its members (the "Committee"). Members of the Committee shall be "disinterested persons" which term is defined in the 1995 Plan as a director who is not, during the one year prior to service as an administrator of the 1995 Plan or during such service, granted or awarded equity securities pursuant to the 1995 Plan or any other plan of the Company or its affiliates.

       Subject to the provisions of the 1995 Plan, the Board of Directors of the Company or the Committee has the authority to administer the 1995 Plan, to select those persons to whom options will be granted, to determine the terms and provisions of the respective stock option agreements with optionees, including the number of shares to be optioned to each such person, and to interpret, construe and implement the provisions of the 1995 Plan.



       Exercise Price, Terms of Exercise and Payment for Shares.

       (a) All Options. Each option granted under the 1995 Plan will be represented by an Option Agreement which shall set forth the terms particular to that option, including the number of shares covered by the option, the exercise price, the term of the option and any vesting requirements. Stock purchased pursuant to an Option Agreement shall be paid for in accordance with the terms and conditions set forth in the Option Agreement. The terms and conditions of payment may vary with respect to each optionee. Upon receipt of payment, the Company shall, without transfer or issue tax, deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for such shares.

It is intended that funds received by the Company from the exercise of options will be added to the general working capital of the Company and used for general corporate purposes. Shares of Common Stock of the Company received in payment for the exercise price of options may be, at the discretion of the Board of Directors, either held as treasury shares or retired and returned to authorized but unissued status.

       (b) Incentive Stock Options. The exercise price of incentive stock options granted under the 1995 Plan will be determined by the Board or the Committee, but in no event shall such price be less than 100% of the fair market value of the stock on the date of the grant of the option. In no event may incentive stock options be exercised later than ten (10) years from the date of grant of the option.

       Notwithstanding the foregoing, an optionee who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company ("10% Owner") may not be granted an incentive stock option at less than 110% of the fair market value of the Common Stock on the date the option is granted. Any incentive stock option granted to a 10% Owner must by its terms be exercisable within five (5) years from the date it is granted.

       The aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000.

       Termination of Employment, Assignment and Other Limitations. In the event that an optionee during his or her lifetime ceases to be an employee of the Company or of any subsidiary of the Company for any reason (including retirement) other than death or permanent and total disability, any incentive stock option or unexercised portion thereof which was otherwise exercisable on the date of termination of employment shall expire unless exercised within a period of three (3) months from the date on which the optionee ceased to be an employee, but in no event after the term provided in the optionee's agreement. In the event that an optionee ceases to be an employee of the Company or of any subsidiary of the Company for any reason (including retirement) prior to the time that an incentive stock option is exercisable, his or her option shall terminate and be null and void.

         In the event that an optionee during his or her lifetime ceases to be an employee of the Company or any subsidiary of the Company by reason of death or permanent and total disability, any incentive stock option or unexercised portion thereof which was otherwise exercisable on the date such optionee ceased employment shall expire unless exercised within a period of one (1) year from the date on which the optionee ceased to be an employee, but in no event after the term provided in the optionee's agreement. Permanent and total disability as used herein is as defined in Section 22(e)(3) of the Code.

       In the event of the death of an optionee, the option shall be exercisable by his or her personal representatives, heirs or legatees, as provided herein.

       No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by him or her.

       An optionee shall have no rights as a shareholder with respect to any shares covered by an option until the date of issuance of the stock certificate to the optionee for such shares. Except as otherwise specifically provided in the 1995 Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

       Adjustment of Shares. In the event that dividends are payable in Common Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Common Stock of the Company, the 1995 Plan provides that a proportionate adjustment will be made in the number of shares available for option under the 1995 Plan, and, as to options then outstanding, a proportionate adjustment to the number of shares subject to the option and to the purchase price per share. The number of shares disclosed herein as being subject to the 1995 Plan have been adjusted for the Company's three-for-tow stock split effected on April 3, 2000.

       In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of the Company, the Board of Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of any outstanding options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of common stock of the Company, provided only that the excess of the aggregate fair market value of the shares subject to option immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to option immediately before such substitution over the purchase price thereof, or upon written notice to the optionee, provide that the option (including the shares not then exercisable) must be exercised within sixty (60) days of the date of such notice or it will be terminated.

       Amendment and Termination of the 1995 Plan. The Board of Directors may at any time and from time to time terminate, modify or amend the 1995 Plan in any respect, except that without shareholder approval the Board of Directors may not
(i) increase the maximum number of shares for which options may be granted under the 1995 Plan, either in the aggregate or to any employee, (ii) reduce the option price or waiting period, (iii) extend the period during which options may be granted or exercised, (iv) change the class of employees eligible for incentive stock options, (v) materially modify the requirements as to eligibility for participation in the 1995 Plan, or (vi) materially increase the benefits accruing to participants under the 1995 Plan.

         The termination or any modification or amendment of the 1995 Plan shall not, without the written consent of an optionee, affect his or her rights under an option or right previously granted to him or her. With the written consent of the optionee affected, the Board of Directors or the Committee may amend outstanding option agreements in a manner not inconsistent with the 1995 Plan. Without employee consent, the Board of Directors may at any time and from time to time modify or amend outstanding option agreements in such respects as it shall deem necessary in order that options granted thereunder shall comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time respecting "Qualified Incentive Options."

Federal Income Tax Consequences

       Incentive Stock Options. All incentive options granted or to be granted under the 1995 Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Code.

       Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the Company will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

       (a) gain on the sale or other disposition; or

       (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

       The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for the Company.

       The 1995 Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to the Company shares of the Company's Common Stock will recognize no gain or loss upon such exercise. With respect to the number of acquired shares equal to the number of shares of Company Common Stock surrendered, the optionee's basis in the shares so acquired will be equal to the optionee's cost basis in the shares surrendered, and with respect to any acquired shares in excess of the number of shares of Company Common Stock surrendered, the optionee's basis will be equal to zero (plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid).

       Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under the applicable section of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under Section 422 of the Code.

       Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

       At present, the maximum tax rate on capital gains is 20% for assets held for more than 18 months and 28% for assets held for more than 12 months but not more than 18 months, while the maximum tax rate on ordinary income is 39.6%. Thus, the conversion of ordinary income into capital gain produces some tax benefit for certain taxpayers. However, the benefit of income deferral generally provided by incentive stock options is reduced for some taxpayers since the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

       In general, an option granted under the 1995 Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

       Non-Qualified Stock Options. All options granted or to be granted under the 1995 Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

       A participant in the 1995 Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee). However, under the applicable Treasury Regulations, the non-qualified stock options issued under the 1995 Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of the Company are actively traded on an established market. The Company presently has no such actively traded options.

       Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. The Company generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

       The 1995 Plan permits the Board of Directors or a Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. If an optionee exchanges previously acquired Common Stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

       General. The 1995 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

       The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the statutory provisions of Section 422 of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the 1995 Plan and does not purport to be a complete description of all federal income tax aspects of the 1995 Plan. Option holders may also be subject to state and local taxes in connection with the grant or exercise of options granted under the 1995 Plan and the sale or other disposition of shares acquired upon exercise of the options. Each employee receiving a grant of options should consult with his or her personal tax advisor regarding federal, state and local tax consequences of participating in the 1995 Plan.

       The approval of the holders of a majority of the shares of Common Stock present and voting at the Annual Meeting is necessary to approve the proposed amendment to the 1995 Plan.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
               APPROVE THE PROPOSED AMENDMENT TO THE 1995 PLAN.

                        INDEPENDENT PUBLIC ACCOUNTANTS

       Arthur Andersen LLP has served as independent auditors of the Company for the fiscal year ended December 31, 1999 and have been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                          ANNUAL REPORT ON FORM 10-K

       The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Public Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                             SHAREHOLDER PROPOSALS

       Proposals of shareholders intended to be presented at the Company's 2001 annual meeting must be received at the Company's principal executive offices by January 1, 2001 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

       With respect to any such proposals received by the Company after March 17, 2001, the persons named in the form of proxy solicited by management in connection with the 2001 annual meeting of shareholders of the Company will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of what is in the best interests of the Company.

                                 OTHER MATTERS

       The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                            By Order of the Board of Directors,




                                            EREZ GOREN
                                            Co-Chairman of the Board
                                            and Chief Executive Officer

Alpharetta, Georgia
May 12, 2000

                                                                      Appendix A

                             Radiant Systems, Inc.
                            3925 Brookside Parkway
                           Alpharetta, Georgia 30022


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS.

       The undersigned hereby appoints Erez Goren and John H. Heyman or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of RADIANT SYSTEMS, INC. to be held on June 15, 2000, at 10:00 a.m. at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, and any adjournments or postponements thereof:


         1. To elect two (2) directors to the Board of Directors to serve for a term of three years until their successors are elected and qualified.

         [_] FOR all nominees listed below        [_] WITHHOLD AUTHORITY
             (except as marked to the                 to vote for all nominees
             contrary below)                          listed below

             EREZ GOREN and ALON GOREN


             INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space provided below.


--------------------------------------------------------------------------------

         2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of capital stock from 35,000,000 to 105,000,000 and common stock from 30,000,000 to 100,000,000.

         FOR    [_]           AGAINST    [_]              ABSTAIN      [_]


         3. To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares available for grant under the Plan from 9,000,000 to 13,000,000.

         FOR    [_]           AGAINST    [_]              ABSTAIN      [_]

         4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                    Please date and sign this Proxy exactly as name(s) appears on the mailing label.

                                    --------------------------------------------

                                    --------------------------------------------


                                    Print Name(s):
                                                  ------------------------------

                                    NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                    Dated:
                                          --------------------------------------